Exhibit 99.6

Consent to be Named as a Director

In connection with the filing by Southport Acquisition Corporation of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Southport Acquisition Corporation following the consummation of the business combination, which will be renamed Angel Studios, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: May 29, 2025	/s/ Steve Sarowitz
Name: Steve Sarowitz